Exhibit 99.1

Red Robin Gourmet Burgers Reports Results for the Fiscal First Quarter Ended April 19, 2020
Greenwood Village, CO – June 10, 2020 – Red Robin Gourmet Burgers, Inc. (NASDAQ: RRGB) ("Red Robin" or the "Company"), a full-service restaurant chain serving an innovative selection of high-quality gourmet burgers in a family-friendly atmosphere, today reported financial results for the quarter ended April 19, 2020.
First Quarter 2020 Financial Summary Compared to First Quarter 2019
•Total revenues were $306.1 million, a decrease of 25.3%, primarily resulting from the closure of the Company's dining rooms, and its operational shift to off-premise only in response to the COVID-19 pandemic;
•Comparable restaurant revenue decreased 20.8% for the quarter after growing comparable restaurant revenue by 3.7% through the second fiscal period;
•Comparable average Guest check increased 0.1%, resulting from a 1.6% increase in pricing and a 0.3% increase from lower discounting, partially offset by a 1.8% decrease from menu mix;
•Comparable restaurant Guest counts decreased 20.9% for the quarter after growing comparable restaurant Guest counts by 0.9% through the second fiscal period;
•Off-premise sales increased 86.1% and comprised 26.3% of total food and beverage sales;
•GAAP loss per diluted share was $13.51 compared to GAAP earnings per diluted share of $0.05;
•Adjusted loss per diluted share was $6.66 compared to adjusted earnings per diluted share of $0.19 (see Schedule I);
•Net loss was $174.3 million compared to net income of $0.6 million; and
•Adjusted EBITDA was a loss of $10.7 million compared to adjusted EBITDA of $34.3 million (see Schedule III).
Paul J.B. Murphy III, Red Robin’s President and Chief Executive Officer, said, "We entered 2020 with accelerating business momentum, generating positive comparable restaurant revenue of 3.7% and positive Guest counts of 0.9% through the end of our second fiscal period. However, the COVID-19 pandemic resulted in an immediate shift of our priorities, inclusive of pivoting to a 100% off-premise model, the preservation of liquidity and the reduction of costs amid the ongoing uncertainty."

"Since the onset of the health crisis, we have significantly improved our off-premise execution, resulting in a material improvement in Guest satisfaction scores. Comparable restaurant revenue trends have also shown continual improvement week by week, including (39.7)% for the week ending June 7th. Importantly, we have recently begun opening dining rooms with limited capacities of up to 50% in our largest and highest volume market on the West Coast. In total, we have re-opened approximately 270 dining rooms with disciplined health and safety protocols and our new hospitality model we call TGX. Sales are exceeding our expectations, accompanied by record high dine-in Guest satisfaction scores and continued, strong retention of our elevated off-premise sales. For the week ending June 7th, restaurants with open dining rooms generated total comparable restaurant revenue of (26.7)%, including off-premise sales of 40% of total food and beverage sales. The substantive actions the organization implemented has positioned us well to not only manage through these near-term challenging times, but to succeed in the long-term, post-COVID environment."
First Quarter 2020 Operating Results
Total revenues, which primarily include Company-owned restaurant revenue and franchise royalties, decreased 25.3% to $306.1 million in the first quarter of 2020, from $409.9 million in the first quarter of 2019. Restaurant revenue decreased $99.1 million due to a $74.6 million decrease in comparable restaurant revenue(1) and a $24.5 million decrease from closed restaurants. The decrease in comparable restaurant revenue was driven by the closure of the Company's dining rooms in response to the COVID-19 pandemic in mid-March and subsequent operational shift to an off-premise model.
System-wide restaurant revenue (which includes franchised restaurants) for the first quarter of 2020 totaled $370.9 million, compared to $483.7 million for the first quarter of 2019. In response to COVID-19's effect on Red Robin franchisee's operations, we temporarily abated franchise royalty payments and advertising contributions effective March 20, 2020
Comparable restaurant revenue(1) decreased 20.8% in the first quarter of 2020 compared to the same period a year ago, driven by a 20.9% decrease in Guest count partially offset by a 0.1% increase in average Guest check. The decrease in Guest count was primarily driven by a 22.0% decrease from the COVID-19 pandemic. The increase in average Guest check resulted from a 1.6% increase in pricing and a 0.3% increase from lower discounting, partially offset by a 1.8% decrease in menu mix. The decrease in menu mix was primarily driven by the Company’s operational shift to off-premise only, resulting in lower sales of beverages and Finest burgers.
Net loss was $174.3 million for the first quarter of 2020 compared to net income of $0.6 million for the same period a year ago. Adjusted net loss (a non-GAAP financial measure) was $86.0 million for the first quarter of 2020 compared to adjusted net income of $2.4 million for the same period a year ago (see Schedule I).
Restaurant-level operating profit as a percentage of restaurant revenue (a non-GAAP financial measure) was 8.8% in the first quarter of 2020 compared to 18.3% in the same period a year ago. Cost of sales as a percentage of restaurant revenue remained flat resulting from a decrease in beverage costs offset by an increase in ground beef prices. Restaurant labor costs as a percentage of restaurant revenue increased 360 basis points primarily due to sales deleverage, higher wage rates, and higher group insurance costs partially offset by lower restaurant manager incentive compensation. Other restaurant operating costs as a percentage of restaurant revenue increased 340 basis points primarily due to an increase in third-party delivery fees driven by higher off-premise sales volumes and sales deleverage impacts on restaurant maintenance, technology, supply, and utility costs. Occupancy costs as a percentage of restaurant revenue increased 250 basis points primarily due to sales deleverage impacts on rent expense and general liability and other real estate costs. Schedule II of this earnings release defines restaurant-level operating profit, discusses why it is a useful metric for investors, and reconciles this metric to income from operations and net income, the most directly comparable GAAP metrics.
(1) Comparable restaurants are those Company-owned restaurants that have operated five full quarters during the period presented, and such restaurants are only included in the comparable metrics if they have operated for the entirety of both periods presented.

Restaurant Revenue Performance

	Q1 2020	Q1 2019
Average weekly sales per unit:
Company-owned – Total	$41,785	$51,802
Company-owned – Comparable(1)	$42,888	$54,120
Franchised units – Comparable(1)	$43,910	$59,225
Total operating weeks:
Company-owned units	7,214	7,731
Franchised units	1,632	1,408
Other Results
Depreciation and amortization costs decreased to $28.3 million in the first quarter of 2020 from $28.4 million in the first quarter of 2019.
General and administrative costs were $26.7 million, or 8.7% of total revenues, in the first quarter of 2020, compared to $30.1 million, or 7.3% of total revenues, in the same period a year ago. The decrease was primarily driven by decreased Team Member benefits, travel and entertainment costs, and professional services costs, partially offset by increased Team Member salary and wages stemming from merit salary increases.
Selling expenses were $14.8 million, or 4.8% of total revenues, in the first quarter of 2020, compared to $18.0 million, or 4.4% of total revenues, during the same period a year ago. The decrease was primarily driven by a reduction in national media spend, gift card related costs, and project-related G&A costs.
Other charges in the first quarter of 2020 included $95.4 million of goodwill impairment, $15.5 million of restaurant asset impairment, $4.5 million of litigation contingencies, $1.5 million of board and stockholder matters costs, $1.4 million of restaurant closure and refranchising costs, $0.9 million of severance and executive transition costs, and $0.2 million of COVID-19 related charges.
The Company had an effective tax rate of a 7.9% expense in the first quarter of 2020, compared to an effective tax rate of a 291.4% benefit in the same period a year ago. The increase in tax expense is primarily due to a decrease in current year tax credits and the recognition of a valuation allowance on the Company's tax credit deferred tax asset, partially offset by a decrease in income and a favorable rate impact of net operating loss carrybacks allowed as part of the Coronavirus Aid, Relief, and Economic Security ("CARES") Act, which could generate up to $12 million of projected cash tax refunds within the next 12 months.
Loss per diluted share for the first quarter of 2020 was $13.51 compared to earnings per diluted share of $0.05 in the first quarter of 2019. Excluding costs per diluted share included in Other charges of $5.48 for goodwill impairment, $0.89 for restaurant asset impairment, $0.26 for litigation contingencies, $0.08 for board and stockholder matters costs, $0.08 for restaurant closure and refranchising costs, $0.05 for severance and executive transition costs, and $0.01 for COVID-19 related charges, adjusted loss per diluted share for the first quarter ended April 19, 2020, was $6.66. Excluding charges per diluted share of $0.11 for severance and executive transition costs, $0.02 for restaurant closure costs, and $0.01 for executive retention costs, adjusted earnings per diluted share for the first quarter ended April 21, 2019, was $0.19. See Schedule I for a reconciliation of adjusted net income and adjusted earnings per share (each, a non-GAAP financial measure) to net income and earnings per share.
Restaurant Portfolio
The following table details restaurant unit data for Company-owned and franchised locations for the periods indicated:

	Sixteen Weeks Ended
	April 19, 2020	April 21, 2019
Company-owned:
Beginning of period	454	484
Opened during the period	—	—
Closed during the period(2)	(2)	(1)
End of period	452	483
Franchised:
Beginning of period	102	89
Opened during the period	—	—
End of period	102	89
Total number of restaurants	554	572
—–———–———–———–———–———–——–———–————–————–
(2) In addition to two permanent closures during the sixteen weeks ended April 19, 2020, 35 Company-owned restaurants were temporarily closed due to an inability to effectively operate these restaurants with an off-premise only operating model during the COVID-19 pandemic.

(1) Comparable restaurants are those Company-owned restaurants that have operated five full quarters during the period presented, and such restaurants are only included in the comparable metrics if they have operated for the entirety of both periods presented.

Balance Sheet and Liquidity
As of April 19, 2020, the Company had cash and cash equivalents of $88.9 million and total debt of $290.9 million, of which $9.7 million was classified as short-term. The Company made net draws of $84.0 million on its credit facility during the first quarter of 2020 using the proceeds to provide operating liquidity during the COVID-19 pandemic. As of April 19, 2020, the Company had outstanding borrowings under its credit facility of $290.0 million, in addition to amounts issued under letters of credit of $7.5 million. Amounts issued under letters of credit reduce the amount available under the credit facility but are not recorded as debt. As of April 19, 2020, the company had no remaining borrowing capacity under the credit facility to help mitigate the impact of COVID-19 on its business and provide operational liquidity.
On January 10, 2020, the Company replaced its credit facility with a new five-year Amended and Restated Credit Agreement (the "Credit Agreement") which provides for a $161.5 million revolving line of credit and a $138.5 million term loan for a total borrowing capacity of $300 million. The Credit Agreement is included as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on January 13, 2020.
As of April 19, 2020, the Company was not in compliance with certain financial covenants due to the negative impact of COVID-19 on its business. As a result, the Company entered into the First Amendment to the Credit Agreement and Waiver (the "Amendment") on May 29, 2020 that waives compliance of the lease adjusted leverage ratio financial covenant and fixed charge coverage ratio financial covenant for the remainder of fiscal 2020 provided the Company issues new equity (or convertible debt) generating net cash proceeds of at least $25 million on or before November 13, 2020.
Per the maximum cash balance limitation required in the Amendment, the Company made a $59 million repayment on the revolving line of credit on May 29, 2020 to ensure cash on hand did not exceed $30 million. As of June 7, 2020, the Company had $30 million of cash on hand, $54 million of available borrowing capacity under its revolving line of credit and expects an average cash burn of $1 million to $2 million per week for the second fiscal quarter.
The Amendment was filed as Exhibit 10.1 to the Company's Current Report on Form 8-K filed with the SEC on May 29, 2020.
Actions in Response to COVID-19
The Company has taken the following actions to preserve liquidity, and enhance financial flexibility:
•Temporarily closed dine-in services at substantially all Red Robin-operated restaurants while continuing to provide to-go, delivery, and catering choices and ensuring the continuity of the Company's supply chain;
•Temporarily closed 35 Company-owned restaurants. In connection with these closures, restaurant managers were furloughed or transferred to nearby operational restaurants when possible;
•Implemented enhanced health and safety protocols across the business, emergency sick pay for hourly Team Members, and telecommuting policies for nearly all corporate level employees;
•Significantly reduced restaurant level costs and general and administrative expenses, including reducing by 20 percent executive base salaries, Board member cash retainer fees, and restaurant support center and non-furloughed restaurant supervisory Team Member wages and salaries;
•Eliminated approximately 50 restaurant support center general and administrative positions;
•Reduced selling expense by pivoting from national media to digital in support of the Company's off-premise business;
•Postponed or eliminated all non-essential spending, including capital expenditures for previously planned growth and other projects, including the Company's continued rollout of Donatos®, restaurant refreshes, and IT projects; prior to the pandemic, the Company purchased Donatos® equipment for the Seattle market, including approximately 40 restaurants. We currently plan to resume our roll out of Donatos® in this legacy market by the end of the year;
•Drew down the remaining capacity under the Company's $300 million credit facility;
•Suspended share repurchases and terminated the Company's prearranged stock trading plan under Rule 10b5-1 of the Securities Exchange Act of 1934, as amended; and
•Began to engage in constructive discussions with landlords regarding potential restructuring of lease payments.
Second Quarter Business Update
Overall during the beginning of the second quarter of 2020, the Company's weekly comparable restaurant revenue has sequentially improved. Preliminary net comparable restaurant revenue and average net sales per restaurant through the week ended June 7, 2020 is as follows:

	Week ended
Company-owned Restaurants	26-Apr	3-May	10-May	17-May	24-May	31-May	7-Jun
Weekly Net Comparable Restaurant Revenues	(56.0)%	(54.7)%	(52.2)%	(47.9)%	(47.0)%	(43.8)%	(39.7)%
Average Net Sales per Restaurant	$24,435	$24,514	$27,202	$28,895	$29,598	$32,239	$34,222
# of Comparable Company-operated Restaurants	414	414	414	414	414	414	414
Restaurant Re-Openings
As of June 7, 2020, the Company has re-opened approximately 270 dining rooms with limited capacity, representing approximately 65% of currently open Company-owned restaurants. These re-openings include restaurants located in the Company's largest and highest volume markets on the West Coast. Notably, these restaurants have on average maintained off-premise sales that are approximately one and a half to two times pre-COVID-19 levels and 40% of sales mix since re-opening.

Preliminary net comparable restaurant revenue and average net sales per restaurant for re-opened Company-owned restaurants through the week ended June 7, 2020 is as follows:

	Week ended
Re-opened Company-owned Restaurants(3)	26-Apr	3-May	10-May	17-May	24-May	31-May	7-Jun
Weekly Net Comparable Restaurant Revenues	N/A	N/A	(37.6)%	(35.8)%	(31.6)%	(26.9)%	(26.7)%
Average Net Sales per Restaurant	N/A	N/A	$27,171	$27,536	$33,835	$37,731	$37,682
# of Comparable Company-operated Restaurants	—	2	65	108	156	218	270

(3) Net sales performance for restaurants re-opened for full fiscal week presented. Restaurant count shown is as of the end of fiscal week presented.
Outlook for 2020 and Guidance Policy
In light of the ongoing uncertainty regarding the duration and impact of the COVID-19 pandemic, the Company withdrew its 2020 and long-term financial outlook on April 1, 2020.
Investor Conference Call and Webcast
Red Robin will host an investor conference call to discuss its first quarter 2020 results today at 8:00 a.m. Eastern Time. The conference call number is (201) 689-8560. The financial information that the Company intends to discuss during the conference call is included in this press release and will be available in the "Company" section of the Company’s website at www.redrobin.com by selecting the "Investor Relations" link, then the "News & Events" link, then the "Calendar of Events" link. Prior to the conference call, the Company will post supplemental financial information that will be discussed during the call and live webcast.
To access the supplemental financial information and webcast, please visit www.redrobin.com and select the "Company" section, then the "Investor Relations" link, then the "Presentations" link. A replay of the live conference call will be available from two hours after the call through Wednesday, June 17, 2020. The replay can be accessed by dialing (412) 317-6671. The conference ID is 13703138.
About Red Robin Gourmet Burgers, Inc. (NASDAQ: RRGB)
Red Robin Gourmet Burgers, Inc. (www.redrobin.com), a casual dining restaurant chain founded in 1969 that operates through its wholly-owned subsidiary, Red Robin International, Inc., and under the trade name Red Robin Gourmet Burgers and Brews, is the Gourmet Burger Authority™, famous for serving more than two dozen craveable, high-quality burgers with Bottomless Steak Fries® in a fun environment welcoming to Guests of all ages. At Red Robin, burgers are more than just something Guests eat; they’re a bonding experience that brings together friends and families, kids and adults. In addition to its many burger offerings, Red Robin serves a wide variety of salads, soups, appetizers, entrees, desserts, and signature beverages. Red Robin offers a variety of options behind the bar, including its extensive selection of local and regional beers and cocktails. It’s now easy to take Red Robin anywhere with online ordering for to-go and Gourmet Burger Bar catering. There are more than 550 Red Robin restaurants across the United States and Canada, including those operating under franchise agreements. Red Robin… YUMMM®! Connect with Red Robin on Facebook, Instagram, and Twitter.
Forward-Looking Statements
Forward-looking statements in this press release regarding the Company’s future performance, sales, guest satisfaction scores, preliminary results including comparable restaurant revenue, average net sales per restaurant, cash burn, anticipated rollout of Donatos® in our Seattle market, and statements under the heading “Second Quarter Business Update”, and all other statements that are not historical facts, are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on assumptions believed by the Company to be reasonable and speak only as of the date on which such statements are made. Without limiting the generality of the foregoing, words such as "expect," "believe," "anticipate," "intend," "plan," "project," "will" or "estimate," or the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements. Except as required by law, the Company undertakes no obligation to update such statements to reflect events or circumstances arising after such date and cautions investors not to place undue reliance on any such forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those described in the statements based on a number of factors, including but not limited to the following the extent of the impact of the COVID-19 global pandemic or any other epidemic, disease outbreak, or public health emergency, including the duration, spread, severity, and any recurrence of the COVID-19 pandemic, the duration and scope of related government orders and restrictions, the impact on our Team Members, economic, public health, and political conditions that impact consumer confidence and spending, including the impact of COVID-19 and other health epidemics or pandemics on the global economy; the amount of cash tax refund received as a result of the CARES act; the rapidly evolving nature of the COVID-19 pandemic and related containment measures, including the potential for a complete shutdown of Company restaurants; changes in unemployment rate; the ability to achieve significant cost savings; the Company’s ability to defer lease or contract payments or otherwise obtain concessions from landlords, vendors, and other parties in light of the impact of the COVID-19 pandemic; the economic health of the Company’s landlords and other tenants in retail centers in which its restaurants are located; the economic health of suppliers, licensees, vendors, and other third parties providing goods or services to the Company; the Company’s ability to continue to increase sales; the impact of political protests and curfews imposed by state and local governments; the effectiveness of the Company’s marketing strategies and promotions and menu changes; the cost and availability of key food products, distribution, labor, and energy; the effectiveness of the Company’s strategic initiatives including service model and technology solutions; the cost and availability of capital or credit facility borrowings; the ability to obtain equity financing; the adequacy of cash flows or available debt resources to fund operations; and other risk factors described from time to time in the Company’s Form 10-K, Form 10-Q, and Form 8-K reports (including all amendments to those reports) filed with the U.S. Securities and Exchange Commission.
For media relations questions contact:
Danielle Paleafico, Coyne PR
(973) 588-2000
For investor relations questions contact:
Raphael Gross, ICR
(203) 682-8253

RED ROBIN GOURMET BURGERS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Sixteen Weeks Ended
	April 19, 2020	April 21, 2019
Revenues:
Restaurant revenue	$301,434	$400,484
Franchise royalties, fees and other revenue	4,631	9,382
Total revenues	306,065	409,866

Costs and expenses:
Restaurant operating costs (exclusive of depreciation and amortization shown separately below):
Cost of sales	70,426	93,715
Labor	118,566	142,894
Other operating	52,291	55,565
Occupancy	33,657	35,020
Depreciation and amortization	28,320	28,438
General and administrative	26,723	30,090
Selling	14,779	18,026
Pre-opening costs and acquisition costs	153	319
Other charges	119,379	2,398
Total costs and expenses	464,294	406,465

(Loss) income from operations	(158,229)	3,401

Other expense:
Interest expense, net and other	3,370	3,238

(Loss) income before income taxes	(161,599)	163
Provision (benefit) for income taxes	12,699	(476)
Net (loss) income	$(174,298)	$639
(Loss) earnings per share:
Basic	$(13.51)	$0.05
Diluted	$(13.51)	$0.05
Weighted average shares outstanding:
Basic	12,903	12,967
Diluted	12,903	13,041

RED ROBIN GOURMET BURGERS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except per share amounts)

	(Unaudited)
	April 19, 2020	December 29, 2019
Assets:
Current Assets:
Cash and cash equivalents	$88,920	$30,045
Accounts receivable, net	10,263	22,372
Inventories	24,863	26,424
Prepaid expenses and other current assets	30,790	26,646
Total current assets	154,836	105,487
Property and equipment, net	486,273	518,013
Right of use assets, net	413,287	426,248
Goodwill	—	96,397
Intangible assets, net	27,369	29,975
Other assets, net	40,286	61,460
Total assets	$1,122,051	$1,237,580

Liabilities and Stockholders’ Equity:
Current Liabilities:
Accounts payable	$26,304	$33,040
Accrued payroll and payroll related liabilities	24,694	35,221
Unearned revenue	43,349	54,223
Short-term portion of lease obligations	49,654	42,699
Short-term debt	9,692	—
Accrued liabilities and other	39,110	29,403
Total current liabilities	192,803	194,586
Long-term debt	281,221	206,875
Long-term portion of lease obligations	453,775	465,435
Other non-current liabilities	9,883	10,164
Total liabilities	937,682	877,060

Stockholders’ Equity:
Common stock; $0.001 par value: 45,000 shares authorized; 17,851 and 17,851 shares issued; 12,890 and 12,923 shares outstanding	18	18
Preferred stock, $0.001 par value: 3,000 shares authorized; no shares issued and outstanding	—	—
Treasury stock, 4,961 and 4,928 shares, at cost	(202,343)	(202,313)
Paid-in capital	213,246	213,922
Accumulated other comprehensive loss, net of tax	(5,520)	(4,373)
Retained earnings	178,968	353,266
Total stockholders’ equity	184,369	360,520
Total liabilities and stockholders’ equity	$1,122,051	$1,237,580

Schedule I
Reconciliation of Non-GAAP Results to GAAP Results
(In thousands, except per share data, unaudited)
In addition to the results provided in accordance with Generally Accepted Accounting Principles ("GAAP") throughout this press release, the Company has provided non-GAAP measurements which present the sixteen weeks ended April 19, 2020, and April 21, 2019, net income and basic and diluted earnings per share, excluding the effects of asset impairment, litigation contingency costs, board and stockholder matters costs, restaurant closure costs, severance and executive transition costs, COVID-19 related charges, executive retention costs, and related income tax effects. The Company believes the presentation of net income and earnings per share exclusive of the identified item gives the reader additional insight into the ongoing operational results of the Company. This supplemental information will assist with comparisons of past and future financial results against the present financial results presented herein. Income tax effect of reconciling items was calculated based on the change in the total tax provision calculation after adjusting for the identified item. The non-GAAP measurements are intended to supplement the presentation of the Company’s financial results in accordance with GAAP.

	Sixteen Weeks Ended
	April 19, 2020	April 21, 2019
Net (loss) income as reported	$(174,298)	$639
Goodwill impairment	95,414	—
Restaurant asset impairment	15,498	—
Litigation contingencies	4,500	—
Board and stockholder matter costs	1,482	—
Restaurant closure and refranchising costs	1,406	304
Severance and executive transition	881	1,994
COVID-19 related charges	198	—
Executive retention	—	100
Income tax expense	(31,039)	(623)
Adjusted net (loss) income	$(85,958)	$2,414

Basic (loss) earnings per share:
Net (loss) income as reported	$(13.51)	$0.05
Goodwill impairment	7.40	—
Restaurant asset impairment	1.20	—
Litigation contingencies	0.35	—
Board and stockholder matter costs	0.11	—
Restaurant closure and refranchising costs	0.11	0.03
Severance and executive transition	0.07	0.15
COVID-19 related charges	0.02
Executive retention	—	0.01
Income tax expense	(2.41)	(0.05)
Adjusted (loss) earnings per share - basic	$(6.66)	$0.19

Diluted (loss) earnings per share:
Net (loss) income as reported	$(13.51)	$0.05
Goodwill impairment	7.40	—
Restaurant asset impairment	1.20	—
Litigation contingencies	0.35	—
Board and stockholder matter costs	0.11	—
Restaurant closure and refranchising costs	0.11	0.03
Severance and executive transition	0.07	0.15
COVID-19 related charges	0.02	—
Executive retention	—	0.01
Income tax expense	(2.41)	(0.05)
Adjusted (loss) earnings per share - diluted	$(6.66)	$0.19

Weighted average shares outstanding
Basic	12,903	12,967
Diluted	12,903	13,041

Schedule II
Reconciliation of Non-GAAP Restaurant-Level Operating Profit to Income
from Operations and Net Income
(In thousands, unaudited)
The Company believes restaurant-level operating profit is an important measure for management and investors because it is widely regarded in the restaurant industry as a useful metric by which to evaluate restaurant-level operating efficiency and performance. The Company defines restaurant-level operating profit to be restaurant revenue minus restaurant-level operating costs, excluding restaurant impairment and closure costs. The measure includes restaurant-level occupancy costs that include fixed rents, percentage rents, common area maintenance charges, real estate and personal property taxes, general liability insurance, and other property costs, but excludes depreciation related to restaurant equipment, buildings and leasehold improvements. The measure excludes depreciation and amortization expense, substantially all of which is related to restaurant-level assets, because such expenses represent historical sunk costs which do not reflect current cash outlay for the restaurants. The measure also excludes selling, general, and administrative costs, and therefore excludes costs associated with selling, general, and administrative functions, and pre-opening costs. The Company excludes restaurant closure costs as they do not represent a component of the efficiency of continuing operations. Restaurant impairment costs are excluded, because, similar to depreciation and amortization, they represent a non-cash charge for the Company’s investment in its restaurants and not a component of the efficiency of restaurant operations. Restaurant-level operating profit is not a measurement determined in accordance with GAAP and should not be considered in isolation, or as an alternative, to income from operations or net income as indicators of financial performance. Restaurant-level operating profit as presented may not be comparable to other similarly titled measures of other companies in the Company's industry. The table below sets forth certain unaudited information for the sixteen week periods ended April 19, 2020 and April 21, 2019, expressed as a percentage of total revenues, except for the components of restaurant-level operating profit that are expressed as a percentage of restaurant revenue.

	Sixteen Weeks Ended
	April 19, 2020		April 21, 2019
Restaurant revenues	$301,434	98.5%	$400,484	97.7%
Restaurant operating costs(1):
Cost of sales	70,426	23.4%	93,715	23.4%
Labor	118,566	39.3%	142,894	35.7%
Other operating	52,291	17.3%	55,565	13.9%
Occupancy	33,657	11.2%	35,020	8.7%
Restaurant-level operating profit	26,494	8.8%	73,290	18.3%

Add – Franchise royalties, fees and other revenue	4,631	1.5%	9,382	2.3%
Deduct – other operating:
Depreciation and amortization	28,320	9.3%	28,438	6.9%
General and administrative expenses	26,723	8.7%	30,090	7.3%
Selling	14,779	4.8%	18,026	4.4%
Pre-opening & acquisition costs	153	—%	319	0.1%
Other charges	119,379	39.0%	2,398	0.6%
Total other operating	189,354	61.9%	79,271	19.3%

(Loss) income from operations	(158,229)	(51.7)%	3,401	0.8%

Interest expense, net and other	3,370	1.1%	3,238	0.8%
Provision (benefit) for income taxes	12,699	4.1%	(476)	(0.1)%
Total other	16,069	5.3%	2,762	0.7%

Net (loss) income	$(174,298)	(56.9)%	$639	0.2%
________________________________________
(1)Excluding depreciation and amortization, which is shown separately.
Certain percentage amounts in the table above do not total due to rounding as well as the fact that components of restaurant-level operating profit are expressed as a percentage of restaurant revenue and not total revenues.

Schedule III
Reconciliation of Net Income to EBITDA and Adjusted EBITDA
(In thousands, unaudited)

The Company defines EBITDA as net (loss) income before interest expense, benefit for income taxes, and depreciation and amortization. EBITDA and adjusted EBITDA are presented because the Company believes investors’ understanding of its performance is enhanced by including these non-GAAP financial measures as a reasonable basis for evaluating its ongoing results of operations excluding the effects of asset impairment, litigation contingency costs, board and stockholder matters costs, restaurant closure costs, severance and executive transition costs, COVID-19 related charges, executive retention costs, and related income tax effects. EBITDA and adjusted EBITDA are supplemental measures of operating performance that do not represent and should not be considered as alternatives to net (loss) income or cash flow from operations, as determined by GAAP, and the Company's calculation thereof may not be comparable to that reported by other companies in its industry or otherwise. Adjusted EBITDA further adjusts EBITDA to reflect the additions and eliminations shown in the table below. The use of adjusted EBITDA as a performance measure permits a comparative assessment of our operating performance relative to the Company's performance based on its GAAP results, while isolating the effects of some items that vary from period to period without any correlation to core operating performance. Adjusted EBITDA as presented may not be comparable to other similarly-titled measures of other companies, and the Company's presentation of adjusted EBITDA should not be construed as an inference that its future results will be unaffected by excluded or unusual items. The Company has not provided a reconciliation of its adjusted EBITDA outlook to the most comparable GAAP measure of net income. Providing net income guidance is potentially misleading and not practical given the difficulty of projecting event-driven transactional and other non-core operating items that are included in net income, including asset impairments and income tax valuation adjustments. The reconciliations of adjusted EBITDA to net (loss) income for the historical periods presented below are indicative of the reconciliations that will be prepared upon completion of the periods covered by the non-GAAP guidance.

	Sixteen Weeks Ended
	April 19, 2020	April 21, 2019
Net (loss) income as reported	$(174,298)	$639
Interest expense, net	3,234	3,345
Provision (benefit) for income taxes	12,699	(476)
Depreciation and amortization	28,320	28,438
EBITDA	$(130,045)	$31,946

Goodwill impairment	$95,414	$—
Restaurant asset impairment	15,498	—
Litigation contingencies	4,500	—
Board and stockholder matter costs	1,482	—
Restaurant closure and refranchising costs	1,406	304
Severance and executive transition	881	1,994
COVID-19 related charges	198	—
Executive retention	—	100
Adjusted EBITDA	$(10,666)	$34,344